Lumen Short-Term Incentive Plan - Annual

Table of Contents

I.			Introduction	3
II.			Plan Objective	3
III.			Plan Year	3
IV.			Eligibility	3
	a.		Plan Participation	3
	b.		Country-Specific Addendum	4
V.			STI Award Calculation	4
	a.		STI Target Opportunity	4
		i.	STI Eligible Earnings	5
		ii.	STI Target Percent	5
		iii.	Calculating STI Target Opportunity	5
	b.		The Corporate Performance Factor	5
	c.		The Individual Performance Factor	5
VI.			Budgetary Caps	6
VII.			Audit and Approval of Payouts	6
VIII.			Timing of Payments/ STI Award Payout	6
IX.			Overpayments and Offsets	6
X.			At Will Employment	7
XI.			Source of Payment	7
XII.			Administration	7
XIII.			Section 409A of the Internal Revenue Code	7
XIV.			Clawbacks	7
XV.			Plan Discretion and Amendments	8

I.Introduction

The Lumen Short-Term Incentive Plan - Annual (the “Plan”) is designed to motivate employees of Lumen Technologies, Inc. (“Lumen”) and its eligible subsidiaries (referred to as the “Company”) by creating the potential for additional compensation for their contributions. The potential short-term incentive (“STI”) payout is intended to reward individual performance and motivate employees to contribute to the entire Company’s success. The Plan is focused on the attainment of goals that are intended to result in the creation of shareholder value and earnings growth over time.
II.Plan Objective
The objectives of the Plan are to:
·Motivate, recognize, and reward Employees (as defined below) who make substantial contributions to the Company’s growth and profitability;
·Support executive efforts to achieve higher levels of Company performance;
·Foster cooperation and establish priorities that emphasize returning value to the shareholder;
·Encourage a long-term view with regard to the management of the Company; and
·Retain high performers in the Company.
III.Plan Year
The Plan is based on a fiscal year which aligns with the calendar year. Each calendar year is considered to be a new plan year (“Plan Year”) for the purpose of the Plan. The decision to offer a plan or STI payout for the Plan Year remains within the full discretion of either (i) the Human Resources & Compensation Committee of the Lumen Board of Directors (the “Committee”) with respect to STI awards to the Company’s Senior Officers (as defined in the Committee’s charter), or (ii) the Company’s Chief Executive Officer (“CEO”) or his or her delegates with respect to other participants.. The Committee’s or the CEO’s, as applicable, decision to offer a plan for any particular Plan Year will be announced via a Lumen Short-Term Incentive Plan Overview (the “Overview”), published by the Lumen Compensation Department (“Compensation”) for that Plan Year. Once the Overview is published, it will supplement the terms of this Plan and will be deemed attached hereto and incorporated herein by reference. If no Overview is published by Compensation for a particular Plan Year, this Plan will be neither applicable to nor effective for that Plan Year. Subject to the publication of such Overviews, this Plan is effective for Plan Years beginning on or after January 1, 2017.
IV.Eligibility
a. Plan Participation
Participation and eligibility under the Plan do not guarantee that you will receive any payment under the Plan. Participation in the Plan is limited to certain regular full-time and part-time employees in Eligible Positions who are employed by the Company and are not covered by another short-term incentive plan or agreement (e.g., a sales incentive plan or a monthly STI plan) or are not covered by a written collective bargaining agreement, unless such plan or agreement specifically provides otherwise (collectively “Employees”). The lists of Eligible Positions are maintained by Compensation. Typically, Employees may participate in only one short-term incentive or variable compensation plan at any one time, unless their position is designated by Compensation to allow multiple plan participation.

For example, Employees in certain positions are eligible to simultaneously participate in the Short-Term Incentive Plan – Annual and the STI Plan – Monthly/Quarterly. Those Employees will be notified of the “split” in writing – that is, the amount of target STI attributed to the STI Plan – Annual and amount of target STI attributed to the STI Plan – Monthly/Quarterly.

The target percentages under the STI Plan – Annual and the STI Plan – Monthly/Quarterly, when combined, should equal the Employee’s annual STI target percentage.

Annual STI target under the STI Plan – Annual    5%
Annual STI target under the STI Plan – Monthly/Quarterly    + 15%
Annual STI target    20%

Individual employee eligibility requires that the Employee:
1.has been hired into or was employed by the Company prior to October 1 of the Plan Year, and
2.has at least three (3) months consecutive service in one or more Eligible Positions during the Plan Year or has experienced a Qualifying Transfer, and
3.is actively employed (“actively employed” excludes employees who are suspended from duty for any legally permissible reason, such as a disciplinary action, or who have provided or received notice of termination of employment) by the Company through the Active Employee STI Payout Date (as defined in the “Timing of Payments/STI Award Payout” section), or has experienced a Qualifying Termination prior to the Active Employee STI Payout Date.

The definitions of “Qualifying Transfer” and “Qualifying Termination,” as well as additional details regarding the same, are outlined in the applicable Country-Specific Addendum. For avoidance of doubt, employees who terminate due to a voluntary resignation are not eligible unless such resignation constitutes a “Qualifying Termination.”

b.    Country-Specific Addendum
The Country-Specific Addendum outlines specific eligibility and pro-rating rules applicable to each country in which there are eligible Employees. Capitalized terms used in the Country-Specific Addendum which are not defined in the Country-Specific Addendum but are defined in the Plan shall have the same meaning given to them in the Plan. STI Awards and payouts are subject to the criteria and rules stated in this Plan and the additional criteria and rules stated in the Country-Specific Addendum, as updated or amended from time to time. The Country-Specific Addendum applies only to service rendered while employed in that country.
V. STI Award Calculation
An Employee’s “STI Award” is based on three components:
1.STI Target Opportunity
2.the Corporate Performance Factor (“CPF”) and
3.the Individual Performance Factor (“IPF”).
The following paragraphs explain the three factors and the variables used in the calculation.

a. STI Target Opportunity
The “STI Target Opportunity” is the product of an Employee’s STI Eligible Earnings and their STI Target Percent associated with their earnings during the same time period. The STI Target Opportunity is expressed as an amount in local currency.
STI Target Opportunity will be pro-rated to reflect part-time status. In addition, changes in eligibility, salary, eligible earnings, or STI Target Percent during the Plan Year will impact the STI Target Opportunity, as further explained in the Employee’s Country-Specific Addendum.

i.STI Eligible Earnings

STI Eligible Earnings is generally based on annualized salary, as reflected in the Company’s Enterprise Resource Planning System. Country-specific differences are outlined in the Country-Specific Addendum.
ii.STI Target Percent
Employees’ STI Target Percent are set by the Committee or Compensation, as applicable, based upon salary grade, job, tenure and other relevant market factors. Employees can view their STI Target Percent in SuccessFactors under their Profile. Request for corrections to STI Target Percentages should be raised to HR at HRconnect.

iii.Calculating STI Target Opportunity
If an Employee experiences a change in any of the factors used in calculating their STI Target Opportunity, a partial year STI Target Opportunity will be calculated. The partial year STI target opportunity will be pro-rated based on the number of days to which a common set of factors (salary, STI Target Percent, and full-time/part-time status) apply. The partial year STI Target Opportunities are added together to calculate the overall STI Target Opportunity for the year. Please refer to the Country-Specific Addendum for further details and a calculation example.
b.The Corporate Performance Factor
The Corporate Performance Factor (“CPF”) is based on financial and qualitative metrics for corporate, business unit and/or country performance defined or approved by the Committee. Information regarding metrics, weightings, target performance and caps for the Company and/or its business units will be outlined in an Overview for that Plan Year. Performance below the minimum performance threshold may result in a CPF of zero, as further explained in the applicable Overview.
For Employees who move from one business unit or country to another, a pro-rated STI Award will be calculated, as applicable, based on the CPF for each business unit or country for the number of days worked in each business unit or country and corresponding STI Target Opportunity.
Once the results are calculated, the Committee or the CEO, as applicable, may adjust, either upward or downward, the CPF for a particular business unit or country based on expense budget management or any other relevant financial or operational matter, consistent with the objectives of this Plan. Any such adjustments will be communicated to impacted Employees.
In the event of a reorganization, at the discretion of the Committee or the CEO, as applicable, metrics may be appropriately restated to reflect the new organization.
c.The Individual Performance Factor
The Individual Performance Factor (“IPF”) is (i) based on the Employee’s performance as assessed against his/her objectives as documented in the Company’s Performance Management process, and/or (ii) determined by management based on its discretion, as permitted by applicable law and as further described in the applicable Country-Specific Addendum. Additional detail about the IPF for a particular year will be communicated by Compensation to the business leaders as part of the annual compensation planning process via the STI Matrix. The STI Matrix is a set of guidelines or range of recommended IPFs for each performance rating. The IPF for each Employee is recommended by each Business Unit or supervisor, based on the STI Matrix for a Plan Year. However, based on individual circumstances, any recommendation outside the guidelines must be reviewed and approved by senior leadership. Employees with the same numerical rating may be assigned different IPF percentages, depending on management’s assessment of their individual performance. Employees with deficient performance may be assigned an IPF of zero. The range for the IPF is 0% - 200%.
In order to calculate the final STI Award amount, the three factors (STI Target Opportunity, CPF and IPF) are multiplied together.
STI Award = STI Target Opportunity * CPF * IPF
The maximum the Employee will receive after both the CPF and IPF is applied is 200% of Target Opportunity. If either CPF or IPF is “zero,” the Employee will not receive an STI payout.
VI.Budgetary Caps
For each business unit or work group with Employees participating in the Plan, a group “budgetary cap” is calculated based on aggregated STI Target Opportunity of all Employees in that group, multiplied by the applicable CPF. The individual group budgets will be aggregated and managed at the Senior Leadership Team (SLT) level or, at the direction of the SLT member, at a lower level within his/her group. The total, aggregated amount of STI payouts to Employees in a group cannot exceed the budgetary cap for that group without the expressed approval of the CEO.

VII.Audit and Approvals of Payouts
Compensation will calculate the CPF and the Internal Audit department will review the financial calculations necessary to determine the CPF. The annual CPF is subject to approval by the Compensation Committee.
Individual STI payouts will be recommended by their manager or supervisor and will follow an agreed-upon process for approval by each Layer 2 leader. Total STI payouts will be approved by the Committee or the CEO, as applicable.
The Committee or the CEO (or his or her designee), as applicable, (i) retains the discretion to adjust payouts due to errors or other adjustments required by or appropriate under this Plan, which will occur before payments are made, and (ii) has the authority to approve adjusted payouts, should errors be identified after audit or approval has occurred.
VIII.Timing of Payments / STI Award Payout
STI Awards are not earned until the relevant STI Payout Date as described below. If an Employee is not “actively employed” on the Active Employee STI Payout Date, the Employee has no right to receive any STI payout amount and the Company has no obligation to pay STI to this Employee (subject to exception only for “Qualifying Terminations” as specifically described in the Country-Specific Addendum).
The “Active Employee STI Payout Date” will be a date set for each country selected by the Company in its sole discretion following the end of the Plan Year and after the CPF has been approved by the Compensation Committee. That date will be described or identified in the Country-Specific Addendum.
The Active Employee STI payout will be paid in a lump sum, via check or direct deposit and will be subject to applicable tax and other withholdings, to each Employee who is “actively employed” (as described under the “Eligibility” section) on the selected Active Employee STI Payout Date.
The “Qualifying Termination STI Payout Date” will vary based on Qualifying Termination reason as described in the Country-Specific Addendum. The Qualifying Termination STI payout will be made in the manner described in the relevant Country-Specific Addendum and, like other STI payouts, will be subject to applicable tax and other withholdings.
IX.Overpayments and Offsets
Overpayments are defined as any (i) wage advances, (ii) mistaken payment of wages (for example, for time not actually worked), (iii) Paid Time Off, holiday or annual leave advances (use of PTO, holiday or annual leave time before it has been accrued in accordance with local law), (iv) personal or non-business charges on company credit cards, and (v) amounts paid to an Employee that exceed the amounts payable under the Plan. Overpayments can arise from, among other things, adjustments due to errors in results, the failure to follow the terms of the Plan or an error in calculating payments pursuant to the Plan. Employee expressly acknowledges that overpayments represent amounts not earned by the Employee, do not constitute “wages” as defined by applicable law, and are debts owed to the Company, which may be offset or recovered by the Company. In the event that an Employee has been overpaid, Employee specifically authorizes the Company in accordance with applicable law to have overpayments deducted from incentive payments, wages or remuneration due to be paid by the Company in amounts and on a schedule determined by the Company.
In addition, the Company reserves the right to make deductions from any STI payout in accordance with applicable law for any Overpayments or other monies owed to the Company (or other relevant entity) by the Employee or the value of Company property (or property of any other relevant affiliate of the Company) that the Employee has retained in his or her possession without authorization.
X.At-Will Employment
Nothing herein shall affect the employment-at-will relationship, where applicable, between the Company and the Employee. Nothing herein shall grant any Employee the right to continue as an employee of the Company or any affiliated entity or limit the right of the Company or any affiliated entity to dismiss an Employee as an employee.

This Plan is not a contract of employment and does not guarantee continued employment or any specific entitlement. It exists solely to define Lumen policy pertaining to STI.
XI.Source of Payment
The payment of any compensation under this Plan that actually becomes payable shall be made from the Company’s general assets. Nothing in this Plan should be construed to create a trust or to establish or evidence any Employee’s claim of any right to payment of an STI payout other than as an unsecured general creditor with respect to any payment to which an Employee may be entitled.
XII.Administration
The Committee, with respect to the Senior Officers, and the Executive Vice President of Human Resources with respect to other participants, has the full power and authority to construe, interpret and administer the Plan. The determinations made by the Committee or the Executive Vice President of Human Resources are final, conclusive, and binding on all persons unless such determination is otherwise expressly prohibited by local laws.
XIII.Section 409A of the Internal Revenue Code
It is intended that incentive award payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”). In the event that any incentive award payment does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A. The Plan shall be interpreted and construed accordingly.
XIV.Clawback
Notwithstanding any other provisions of this Plan, the Company may cancel any award, require reimbursement of any award by a participant, and effect any other right of recoupment of compensation provided under the Plan in accordance with any Company policies that may be adopted or modified from time to time (including, without limitation, to comply with applicable law or stock exchange listing requirements).
XV.Plan Discretion and Amendments
Any payout under the Plan is a strictly discretionary and conditional payout and is subject to the terms and conditions of the Plan, as amended from time to time. A determination to offer an STI payout for the calendar year resides within the discretion of the Committee or the CEO, as applicable, subject to the Company meeting certain financial metrics as determined by the Committee, with final payout determination dependent upon Committee and CEO approval. Subject to applicable law, the Company reserves the right to alter, amend, suspend, or terminate the Plan at any time, without any liability.